Exhibit 99.1

Kimco Realty Announces First Quarter 2015 Operating Results - Strong Portfolio Fundamentals Fuel 8.8% Increase in FFO Per Diluted Share; Company Raises Full Year 2015 FFO Guidance

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--May 6, 2015--Kimco Realty Corp. (NYSE:KIM) today reported results for the first quarter ended March 31, 2015.

Highlights and Subsequent Activity

  FFO per diluted share increased 8.8% for the first quarter over the comparable 2014 period; FFO as adjusted per diluted share increased 5.9% during the same period;
  U.S. and combined portfolio occupancy each increased to 95.7%, representing an improvement of 100 basis points and 120 basis points, respectively, from the first quarter of 2014;
  U.S. Pro-rata rental-rate leasing spreads increased 10.1% driven by a 19.1% increase in the rental rates for new leases;
  Raised $1.0 billion of capital; closed a $650 million unsecured term loan priced at 95 basis points over LIBOR and issued a new $350 million 30-year unsecured bond with a coupon of 4.25%;
  After quarter end, sold 6.4 million shares of SUPERVALU INC. (NYSE:SVU) common stock resulting in a gain on sale of approximately $32.4 million that will be recognized in the second quarter of 2015; and
  Company announces executive promotions:
    Ross Cooper, Executive Vice President, Chief Investment Officer
    David Jamieson, Executive Vice President, Asset Management and Operations

Financial Results

Net income available to common shareholders for the first quarter of 2015 was $295.8 million, or $0.71 per diluted share, compared to $72.4 million, or $0.18 per diluted share, for the first quarter of 2014. Net income available to common shareholders during the first quarter of 2015 included $237.8 million of gains on the sales of operating properties and $5.6 million of impairments attributable to the sale or pending disposition of operating properties. This compares to $32.8 million of gains on the sales of operating properties and $12.8 million of impairments attributable to the sale or pending disposition of operating properties during the first quarter of 2014. Both operating property impairments and gains on sales are excluded from the calculation of FFO.

FFO, a widely accepted supplemental measure of REIT performance, was $153.5 million, or $0.37 per diluted share, for the first quarter of 2015 compared to $138.4 million, or $0.34 per diluted share, for the first quarter of 2014.

FFO as adjusted, which excludes the effects of non-operating impairments and transactional income and expenses, was $147.2 million, or $0.36 per diluted share, for the first quarter of 2015 compared to $140.8 million, or $0.34 per diluted share, for the first quarter of 2014.

A reconciliation of net income to FFO and FFO as adjusted is provided in the tables accompanying this press release.

Operating Results

First quarter 2015 shopping center portfolio operating results demonstrate continuous progress and reflect the positive impact from the company’s portfolio transformation efforts:

  Pro-rata occupancy in the U.S. and combined portfolios (including Canada and Latin America) each ended the quarter at 95.7%, representing increases of 100 basis points and 120 basis points, respectively, over the first quarter of 2014;
  U.S. shopping center portfolio pro-rata occupancy for anchor space (10,000 square feet and greater) was 98.2%, a 60 basis point increase from the first quarter of 2014. The pro-rata occupancy for small shop space increased 260 basis points to 88.2% during this same period;
  U.S. same-property NOI increased 3.2% compared to the same period in 2014; and
  U.S. pro-rata rental-rate leasing spreads increased 10.1%; rental rates on new leases increased 19.1%, and rental rates for renewals/options increased 8.1%.

Kimco reports same-property NOI on a cash basis, excluding lease termination fees and including charges for bad debts. A reconciliation of income from continuing operations to combined same-property NOI and U.S. same-property NOI is provided in the tables accompanying this press release.

Investment Activity

The company continues to upgrade its portfolio by replacing weaker assets with high-quality acquisitions. Since the company initiated its portfolio transformation in September 2010, Kimco has acquired 183 properties for a gross amount of $4.8 billion while selling 240 properties totaling $2.2 billion. The result has been a dramatic upgrade and repositioning of the company’s portfolio with fewer properties overall but with larger, higher-quality assets in key long-term growth markets.

Acquisitions:

As previously announced, in the first quarter the company continued its focus on premium acquisitions by purchasing 41 high quality shopping centers and four adjacent parcels at existing Kimco Tier 1 centers totaling approximately 6.0 million square feet for a gross purchase price of approximately $1.5 billion (Kimco’s pro-rata share of the purchase price was $995.3 million). First quarter acquisitions included:

  Kimstone Portfolio: Acquired the remaining 66.7% interest in the 39-property Kimstone portfolio from its joint venture partner, a subsidiary of Blackstone Real Estate Partners VII. Kimco paid $925 million for this first-class portfolio based on a gross value of $1.4 billion. The portfolio boasts an average household income of $93,000 within a three-mile radius and an average base rent per square foot of $15.88, both of which exceed Kimco’s current portfolio averages.
  Copperfield Village: Acquired a 165,000-square-foot grocery-anchored center for $39.5 million in the affluent and densely populated Copperfield Master Planned Community of Houston, Texas with 146,000 residents within a three-mile radius. This 97.1% occupied property is situated directly across from two existing Kimco shopping centers, Copperwood Village and The Centre at Copperfield, and features several well-known national and regional anchors including Sprouts Farmers Market, Ross Dress for Less, Five Below and Panera Bread.

  Tier 1 Expansions: Acquired four separate improved parcels adjacent to existing Kimco Tier 1 shopping centers in Sterling, Va., Miami, Fla., Cherry Hill, N.J. and Columbia, Md. as well as the remaining 50% interest in a Tier 1 property in Elmont, N.Y. from an existing joint venture partner. The gross purchase price of these investments totaled $33.7 million.

In addition, as part of a previously announced exchange transaction, Kimco will acquire the remaining 80% interest in the 465,000-square-foot Montgomery Plaza shopping center (Dallas-Fort Worth-Arlington MSA) from RioCan Real Estate Investment Trust (RioCan) for $58.3 million based upon a gross value of $72.9 million. Montgomery Plaza is anchored by Super Target (shadow anchor), Marshalls, Ross Dress for Less, PetSmart, and Michaels, and also features two luxury residential condo towers offering the potential to add additional density in the future. This transaction is expected to close during 2015.

Dispositions:

As previously announced, dispositions for the first quarter of 2015 totaled $302.4 million (Kimco’s pro-rata share of dispositions was $187.4 million):

Kimco sold ownership interests in six U.S. properties (five wholly owned) during the first quarter totaling 832,000 square feet for a gross sales price of $54.1 million. These properties had an average pro-rata base rent of $7.32 per sq. ft. and a median household income of $54,000 within a three-mile radius, both of which are substantially below Kimco’s portfolio averages. The company’s pro-rata share from these sales was $34.4 million.

Also, as previously announced, Kimco sold its 50% ownership interest in three Canadian shopping centers to RioCan, in two separate transactions, for a gross sales price of $190.7 million, including $39.7 million of debt. Two of the properties sold, Brentwood Village (Calgary, Alberta) and Grand Park (Mississauga, Ontario), were part of the aforementioned exchange transaction. The third Canadian property sold to RioCan was Leaside Centre (Toronto, Ontario) for $52.6 million.

During the quarter, the company sold 37 net-leased restaurant properties for a gross sales price of $57.6 million.

In addition, Kimco is currently negotiating contracts for the sale of 26 properties for a gross sales price of approximately $231.5 million and is planning to market an additional 32 properties for sale.

SUPERVALU, Inc.

Subsequent to quarter end, the company sold 6.4 million shares of SUPERVALU Inc. (NYSE: SVU) common stock. As a result of this transaction, Kimco received approximately $58.6 million in net proceeds and will recognize a gain on sale of approximately $32.4 million, or $0.08 per diluted share, which will be included in the company’s second quarter 2015 reported FFO but excluded from the calculation of FFO as adjusted. After this sale, Kimco still holds 1.8 million shares of SUPERVALU Inc. (NYSE: SVU) common stock.

Capital Activities

In January, the company closed on a new $650 million unsecured term loan priced at LIBOR plus 95 basis points. Proceeds were used to repay an existing $400 million unsecured term loan with the remaining proceeds used for general corporate purposes. The new loan is scheduled to mature on January 30, 2017, with three additional one-year options to extend the maturity date, at Kimco’s discretion, to January 30, 2020.

In March, the company issued $350 million of notes due on April 1, 2045 at a coupon of 4.25%. The net proceeds of approximately $342.7 million were used for general corporate purposes, including the pre-funding of $184.2 million of mortgage debt (weighted average interest rate of 5.14%) and two unsecured senior notes totaling $250 million (weighted average interest rate of 5.45%) maturing during the remainder of 2015.

2015 Guidance

Kimco has increased its 2015 full-year guidance range for FFO, FFO as adjusted and transactional income, net, as follows:

	Revised Guidance	Previous Guidance
FFO (per diluted share):	$1.50 - $1.55	$1.45 - $1.53
FFO as adjusted (per diluted share):	$1.42 - $1.45	$1.40 - $1.44
Transactional Income, net	$33 million - $41 million	$20 million - $38 million

The company’s 2015 full-year operational guidance range for occupancy, same-property NOI, acquisitions and dispositions remain as follows:

U.S. Portfolio Occupancy	+25 to +50 basis points
U.S. Same-Property NOI	+3.00% to +3.50%
Acquisitions (Kimco share)	$1.1 billion - $1.3 billion
Dispositions (Kimco share)	$550 million - $750 million

Dividend Declarations

Kimco’s board of directors declared a quarterly cash dividend of $0.24 per common share, payable on July 15, 2015, to shareholders of record on July 6, 2015, representing an ex-dividend date of July 1, 2015.

The board of directors also declared quarterly dividends with respect to the company’s various series of cumulative redeemable preferred shares (Class H, Class I, Class J and Class K). All dividends on the preferred shares will be paid on July 15, 2015, to shareholders of record on July 2, 2015, with an ex-dividend date of June 30, 2015.

Executive Management Promotions

The company’s board of directors has named Ross Cooper and David Jamieson Executive Vice Presidents.

Ross Cooper was promoted to Executive Vice President, Chief Investment Officer. Mr. Cooper, who has been with the company since 2006, previously held the title of Senior Vice President, Investments after serving as Vice President, Acquisitions, Dispositions and Asset Management for Kimco’s Southeast Region. In his new capacity, Mr. Cooper will oversee the company’s acquisition and disposition strategy.

David Jamieson has been promoted to Executive Vice President, Asset Management and Operations. He has been with Kimco since 2007, most recently as Senior Vice President, Asset Management and, previously, as Vice President, Asset Management and Leasing for Kimco’s Western Region. In his new role, Mr. Jamieson is responsible for the company’s long-term asset management strategy with a focus on identifying, developing and implementing opportunistic value creation initiatives that optimize the overall performance of the Kimco portfolio.

Conference Call and Supplemental Materials

Kimco will hold its quarterly conference call on Thursday, May 7, 2015, at 10:00 a.m. EDT. The call will include a review of the company’s first quarter 2015 results as well as a discussion of the company’s strategy and expectations for the future. To participate, dial 1-888-317-6003 (Passcode: 2433647).

A replay will be available through May 7, 2016, by dialing 1-877-344-7529 (Passcode: 10061884). Access to the live call and replay will be available through the company's website at investors.kimcorealty.com.

About Kimco

Kimco Realty Corp. (NYSE: KIM) is a real estate investment trust (REIT) headquartered in New Hyde Park, N.Y., that is North America’s largest publicly traded owner and operator of neighborhood and community shopping centers. As of March 31, 2015, the company owned interests in 745 shopping centers comprising 108 million square feet of leasable space across 39 states, Puerto Rico, Canada, Mexico and Chile. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 50 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates and management’s ability to estimate the impact thereof, (vii) risks related to the company’s international operations, (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with the company’s expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common stock, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges and (xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company’s SEC filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results.

Condensed Consolidated Statements of Income
(in thousands, except share information)
(unaudited)

	Three Months Ended
	March 31,
	2015		2014
Revenues
Revenues from rental properties	$275,506		$219,152
Management and other fee income	7,950		9,041
Total revenues	283,456		228,193

Operating expenses
Rent	3,554		3,305
Real estate taxes	36,072		29,350
Operating and maintenance	33,902		26,076
General and administrative expenses	32,705		37,121
Provision for doubtful accounts	2,297		1,452
Impairment charges	6,391		161
Depreciation and amortization	74,569		56,060
Total operating expenses	189,490		153,525
Operating income	93,966		74,668

Other income/(expense)
Mortgage financing income	1,136		1,699
Interest, dividends and other investment income	217		53
Other expense, net	(985)		(2,424)
Interest expense	(52,578)		(50,243)
Income from continuing operations before income taxes,
equity in income of joint ventures, gain on change in control
of interests and equity in income from other real estate investments	41,756		23,753

Provision for income taxes, net	(12,717)		(8,515)
Equity in income of joint ventures, net	97,550		53,261
Gain on change in control of interests, net	139,801		3,744
Equity in income of other real estate investments, net	14,369		3,353
Income from continuing operations	280,759		75,596

Discontinued operations
(Loss)/income from discontinued operating properties, net of tax	(15)		16,435
Impairment/loss on operating properties, net of tax	(60)		(5,508)
Gain on disposition of operating properties, net of tax	-		9,337
(Loss)/income from discontinued operations	(75)		20,264
Gain on sale of operating properties (1)	32,055		-
Net income	312,739		95,860
Net income attributable to noncontrolling interests (3)	(2,397)		(8,860)
Net income attributable to the Company	310,342		87,000
Preferred stock dividends	(14,573)		(14,573)
Net income available to the Company's common shareholders	$295,769		$72,427
Per common share:
Income from continuing operations: (3)
Basic	$0.72		$0.14
Diluted	$0.71	(2)	$0.14	(2)
Net income: (4)
Basic	$0.72		$0.18
Diluted	$0.71	(2)	$0.18	(2)

Weighted average shares:
Basic	410,433		408,367
Diluted	415,396		409,444

(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)	Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.
(3)	Includes the net income attributable to noncontrolling interests related to continued operations of ($2,397) and ($2,247) for the quarters ended March 31, 2015 and 2014, respectively.
(4)	Includes earnings attributable to unvested restricted shares of $1,341 and $422 for the quarters ended March 31, 2015 and 2014, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	March 31,	December 31,
	2015	2014
Assets:
Operating real estate, net of accumulated depreciation
of $2,007,594 and $1,955,406, respectively	$9,357,990	$7,930,489
Investments and advances in real estate joint ventures	886,328	1,037,218
Real estate under development	133,894	132,331
Other real estate investments	248,099	266,157
Mortgages and other financing receivables	73,418	74,013
Cash and cash equivalents	220,977	187,322
Marketable securities	105,253	90,235
Accounts and notes receivable	178,367	172,386
Other assets	529,562	371,249
Total assets	$11,733,888	$10,261,400

Liabilities:
Notes payable	$3,679,237	$3,171,742
Mortgages payable	2,042,014	1,424,228
Dividends payable	111,357	111,143
Other liabilities	602,821	561,042
Total liabilities	6,435,429	5,268,155
Redeemable noncontrolling interests	91,527	91,480

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,959,100 shares
102,000 shares issued and outstanding (in series)
Aggregate liquidation preference $975,000	102	102
Common stock, $.01 par value, authorized 750,000,000 shares
issued and outstanding 412,709,199 and 411,819,818 shares, respectively	4,127	4,118
Paid-in capital	5,767,838	5,732,021
Cumulative distributions in excess of net income	(809,849)	(1,006,578)
Accumulated other comprehensive income	50,956	45,122
Total stockholders' equity	5,013,174	4,774,785
Noncontrolling interests	193,758	126,980
Total equity	5,206,932	4,901,765
Total liabilities and equity	$11,733,888	$10,261,400

Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2015		2014
Net income available to common shareholders	$295,769		$72,427
Gain on disposition of operating property, net of tax and noncontrolling interests	(32,055)		(9,337)
Gain on disposition of joint venture operating properties and change in control of interests	(205,752)		(23,465)
Depreciation and amortization - real estate related	72,156		59,481
Depr. and amort. - real estate jv's, net of noncontrolling interests	17,707		26,523
Impairments of operating properties, net of tax and noncontrolling interests	5,653		12,764
Funds from operations	153,478		138,393
Transactional (income) / charges, net	(6,303)		2,427
Funds from operations as adjusted	$147,175		$140,820

Weighted average shares outstanding for FFO calculations:
Basic	410,433		408,367
Units	1,484		1,522
Dilutive effect of equity awards	3,393		2,952
Diluted	415,310	(1)	412,841	(1)

FFO per common share - basic	$0.37		$0.34
FFO per common share - diluted	$0.37	(1)	$0.34	(1)
FFO as adjusted per common share - diluted	$0.36	(1)	$0.34	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $785 and $733 for the quarters ended March 31, 2015 and 2014, respectively.

FFO is a widely accepted supplemental measure of REIT performance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). Given the company’s business as a real estate owner and operator, Kimco believes that FFO and FFO as adjusted is helpful to investors as a measure of its operating performance. NAREIT defines FFO as net income/(loss) attributable to common shareholders computed in accordance with generally accepted accounting principles, excluding (i) gains or losses from sales of operating real estate assets and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties and (iv) impairment of depreciable real estate and in substance real estate equity investments. Included in these items are also the company’s share of unconsolidated real estate joint ventures and partnerships. FFO as adjusted excludes the effects of non-operating impairments, transactional income and expenses.

Reconciliation of Income From Continuing Operations to
Combined Same Property Net Operating Income "NOI" and
U.S. Same Property NOI
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Income from continuing operations	$280,759	$75,596
Adjustments:
Management and other fee income	(7,950)	(9,041)
General and administrative expenses	32,705	37,121
Impairment of property carrying values	6,391	161
Depreciation and amortization	74,569	56,060
Other expense, net	52,210	50,915
Provision for income taxes, net	12,717	8,515
Gain on change in control of interests	(139,801)	(3,744)
Equity in income of other real estate investments, net	(14,369)	(3,353)
Non same property net operating income	(14,291)	2,274
Non-operational expense from joint ventures, net	(33,869)	29,709
Impact from foreign currency	-	(2,443)
Combined Same Property NOI	$249,071	$241,770
Canadian Same Property NOI	(19,870)	(19,653)
U.S. Same Property NOI	$229,201	$222,117

Combined Same Property Net Operating Income ("Combined Same Property NOI") is a supplemental non-GAAP financial measure of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. Combined Same Property NOI is considered by management to be an important performance measure of Kimco's operations and management believes that it is frequently used by securities analysts and investors as a measure of Kimco's operating performance because it includes only the net operating income of properties that have been owned for the entire current and prior year reporting periods including those properties under redevelopment and excludes properties under development and pending stabilization. As such, Combined Same Property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of Kimco's properties.

Combined Same Property NOI is calculated using revenues from rental properties (excluding straight-line rents, lease termination fees and above/below market rents) less operating and maintenance expense, real estate taxes, rent expense and the impact for foreign currency, plus Kimco's proportionate share of Combined Same Property NOI from unconsolidated real estate joint ventures, calculated on the same basis. Combined Same Property NOI includes all properties that are owned for the entire current and prior year reporting periods and excludes properties under development and properties pending stabilization. Properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a projects inclusion in operating real estate.

Reconciliation of Projected Diluted Net Income Per Common Share
to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2015
	Low	High
Projected diluted net income available to common
shareholder per share	$1.22	$1.34

Projected depreciation & amortization	0.69	0.72

Projected depreciation & amortization real estate
joint ventures, net of noncontrolling interests	0.15	0.17

Gain on disposition of operating properties,
net of tax and noncontrolling interests	(0.08)	(0.16)

Gain on disposition of joint venture operating properties,
and change in control of interests	(0.49)	(0.53)

Impairments of operating properties, net of tax
and noncontrolling interests	0.01	0.01

Projected FFO per diluted common share	$1.50	$1.55

Transactional income, net	(0.08)	(0.10)

Projected FFO, as adjusted per diluted common share	$1.42	$1.45

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
Vice President, Investor Relations and Corporate Communications